Exhibit 99.1

STERIS CORPORATION

NEWS ANNOUNCEMENT

FOR IMMEDIATE RELEASE

STERIS CORPORATION ANNOUNCES FISCAL 2011 SECOND QUARTER RESULTS

• Operating margin expansion continues

• Full year outlook updated

Mentor, Ohio (November 3, 2010) - STERIS Corporation (NYSE: STE) today announced financial results for its fiscal 2011 second quarter ended September 30, 2010. Fiscal 2011 second quarter revenues were $312.4 million compared with $314.2 million in the second quarter of fiscal 2010, a decrease of 1%. Operating profit increased 10% to $54.9 million, or 17.6% of revenues, compared with $50.1 million, or 15.9% of revenues in the second quarter of fiscal 2010. Fiscal 2011 second quarter net income was $35.7 million, or $0.59 per diluted share, compared with net income of $32.1 million, or $0.54 per diluted share in the second quarter of fiscal 2010. Fiscal 2011 second quarter net income was impacted by the $110 million liability recorded in the first quarter for the SYSTEM 1 Rebate Program, which favorably impacted the Company’s tax rate, resulting in a benefit of $0.04 per diluted share during the quarter. Please see the attached schedules for more information, including comparisons excluding the impact of the SYSTEM 1 Rebate Program.

“During the second quarter, we continued to expand our operating margins, despite a slight decline in revenue,” said Walt Rosebrough, President and Chief Executive Officer of STERIS. “Given the strength in our surgical and Isomedix businesses and our expectations for the SYSTEM 1E transition, our revenue expectations are unchanged for the full year. In addition, we are raising the low end of our previous earnings per share guidance, resulting in a revised outlook of $2.15 to $2.30 per diluted share.”

Segment Results

Healthcare revenues in the quarter declined 1% to $220.1 million compared with $223.0 million in the second quarter of fiscal 2010. Service revenue declined 2% while consumable revenue declined 6% due to reductions in S20 volumes and lower H1N1 product sales as compared to the prior year. Capital equipment revenue grew 2%, reflecting growth in surgical products somewhat offset by a decline in our infection prevention products. Operating income increased 5% to $38.1 million compared with $36.4 million in last year’s second quarter driven by continued operating efficiencies.

STERIS Corporation

News Announcement

Life Sciences second quarter revenues were $53.5 million compared with $54.4 million in the second quarter of fiscal 2010, a decrease of 2%. Modest growth in consumables was not enough to offset a decline in both capital equipment and service revenues. Life Sciences operating income was $9.4 million, an increase of 10% compared with the prior year second quarter.

Fiscal 2011 second quarter revenues for Isomedix Services were $38.0 million compared with $34.7 million in the same period last year, an increase of 9%. Revenue benefitted from increased volumes from core medical device Customers. Operating income was $10.0 million in the quarter compared with $7.4 million in the second quarter of last year.

First Half Results

Fiscal 2011 first half results are impacted by a $110 million liability recorded in the first quarter for the SYSTEM 1 Rebate Program. Of the $110 million pre-tax amount recorded, $102 million is attributable to the Customer Rebate portion of the Program and was recorded as a reduction of revenues, and $8 million is attributable to the disposal of the SYSTEM 1 units to be returned and was recorded as an increase in cost of revenues. As a result, first half revenues were $501.4 million compared with $597.8 million in the first half of fiscal 2010. In addition, the company reported a net loss of $9.5 million, or ($0.16) per diluted share, compared with net income of $57.6 million, or $0.97 per diluted share, in the same period last year. Please refer to the attached schedules for additional information, including the Company’s financial results excluding the impact of the SYSTEM 1 Rebate Program.

Cash Flow

Net cash provided by operations for the first half of fiscal 2011 was $56.3 million, compared with $92.4 million in the same period last year. Free cash flow (see note 1) for the first half of fiscal 2011 was $29.3 million, compared with $74.4 million in the prior year period. The decline in free cash flow was driven by increased working capital requirements, primarily associated with increased inventory for SYSTEM 1E, and higher capital spending levels.

During the quarter, the Company repurchased 534,000 shares of its common stock at an average price of $30.32 per common share for a total amount of $16.2 million. Approximately $188 million remains under the current share repurchase authorization.

STERIS Corporation

News Announcement

Dividend Announcement

The Company also announced today that STERIS’s Board of Directors has authorized a quarterly dividend of $0.15 per common share. The dividend is payable December 22, 2010 to shareholders of record at the close of business on November 24, 2010.

Outlook

Based upon current trends, the Company’s expectations for fiscal 2011 revenue growth of approximately 5% are unchanged. Earnings per diluted share are now anticipated to be in the range of $2.15 to $2.30, compared with prior expectations of $2.00 to $2.30 for the full fiscal year. This outlook reflects certain key assumptions, some of which are listed below:

•	Healthcare revenue growth is expected to be in the mid-single digits.

•	Life Sciences revenue is expected to decline in the low-single digits.

•	Isomedix revenue growth is expected to be in the mid-to-high single digits.

•	Excludes the reduction of revenue, operating income and tax rate related to the previously announced SYSTEM 1 Rebate Program.

•	The Company has assumed the average forward exchange rates for the U.S. dollar and key international currencies as of September 30, 2010.

•	The Company has assumed raw material costs will be approximately flat year over year.

•	Excludes restructuring expenses from the Company’s ongoing efficiency efforts.

•	EBIT as a percent of revenue is anticipated to be approximately 16.5%.

•	The anticipated effective tax rate is approximately 36%.

For the full fiscal year 2011, free cash flow (see note 1) is currently anticipated to be in the range of $125 to $135 million and capital expenditures are currently anticipated to be in the range of $70 to $80 million.

Conference Call

In conjunction with this release, STERIS Corporation management will host a conference call today at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris-

STERIS Corporation

News Announcement

ir.com or via phone by dialing 1-800-369-8428 in the United States and Canada, and 1-773-799-3378 internationally, then referencing the password “STERIS”.

For those unable to listen to the conference call live, a replay will be available from 12:00 p.m. Eastern time on November 3, 2010, until 5:00 p.m. Eastern time on November 17, 2010, either over the Internet at www.steris-ir.com or via phone by calling 1-800-879-6722 in the United States and Canada, and 1-402-220-4751 internationally.

About STERIS

The mission of STERIS Corporation is to provide a healthier today and safer tomorrow through knowledgeable people and innovative infection prevention, decontamination and health science technologies, products and services. The Company has approximately 5,000 dedicated employees around the world working together to supply a broad array of solutions by offering a combination of equipment, consumables and services to healthcare, pharmaceutical, industrial and government Customers. The Company is listed on the New York Stock Exchange under the symbol STE. For more information, visit www.steris.com.

Contact: Julie Winter, Director, Investor Relations at 440-392-7245.

(1) Free cash flow is a non-GAAP number used by the Company as a measure to gauge its ability to fund future growth opportunities, repurchase common shares, and pay cash dividends. Free cash flow is defined as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net, plus proceeds from the sale of property, plant, equipment and intangibles. STERIS’s calculation of free cash flow may vary from other companies.

# # #

This news release and the referenced conference call may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to the Company or its industry or products that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date of this report, and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “potential,” “confidence,” “improve,” “optimistic,” “comfortable,” “trend”, and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, actions of regulatory agencies, and changes in laws, government regulations, labeling or product approvals, or the application or interpretation thereof. Other risk factors are described in the Company’s Form 10-K and other securities filings. Many of these important factors are outside STERIS’s

STERIS Corporation

News Announcement

control. No assurances can be provided as to any outcome from litigation, regulatory action, administrative proceedings, government investigations, warning letters, consent decree, rebate program, transition, cost reductions, business strategies, earnings and revenue trends, expense reduction or other future financial results. Reference to the consent decree, transition, rebate program, or products are summaries only and do not alter or modify the specific terms of the decree, program or product clearance or literature. Unless legally required, the Company does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the potential for increased pressure on pricing that leads to erosion of profit margins, (b) the possibility that market demand will not develop for new technologies, products or applications, or the Company’s rebate program, transition plan, or other business initiatives will take longer, cost more or produce lower benefits than anticipated, (c) the possibility that application of or compliance with laws, court rulings, certifications, regulations, regulatory actions, including without limitation those relating to the previously disclosed FDA warning letters, government investigations, the December 3, 2009 or February 22, 2010 FDA notices, the April 20, 2010 consent decree and related transition plan and rebate program, the SYSTEM 1E device, the Reliance EPS System, or other requirements or standards, may delay, limit or prevent new product introductions or the production and marketing of existing products, or otherwise affect Company performance, results, or value, (d) the potential of international unrest or effects of fluctuations in currencies, tax assessments or rates, raw material costs, benefit or retirement plan costs, or other regulatory compliance costs, (e) the possibility of reduced demand, or reductions in the rate of growth in demand, for the Company’s products and services, (f) the possibility that anticipated growth, cost savings, rebate assumptions, new product acceptance or approvals, including without limitation, SYSTEM 1E and accessories thereto, or other results may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with the matters described in this release or the operation of the Company’s business, may adversely impact Company performance, results, or value, (g) the effect of the contraction in credit availability, as well as the ability of our customers and suppliers to adequately access the credit markets when needed, and (h) those risks described in our Annual Report on Form 10-K for the year ended March 31, 2010 and the form 10-Q for the quarter ended June 30, 2010.

STERIS Corporation

Consolidated Condensed Statements of Operations

(In thousands, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$312,425	$314,229	$603,718	$597,772
SYSTEM 1 Rebate Program	—	—	(102,313)	—

Revenues, net	312,425	314,229	501,405	597,772
Cost of revenues	177,370	181,574	340,593	340,281
Cost of revenues - SYSTEM 1 Rebate Program	—	—	7,691	—

Gross profit	135,055	132,655	153,121	257,491

Operating expenses:
Selling, general, and administrative	71,999	74,516	144,116	149,121
Research and development	8,043	8,189	16,652	15,769
Restructuring expense	105	(115)	446	(327)

Total operating expenses	80,147	82,590	161,214	164,563

Income (Loss) income from operations	54,908	50,065	(8,093)	92,928
Non-operating expense, net	2,808	2,852	5,653	5,718
Income tax expense	16,389	15,129	(4,247)	29,584

Net (loss) income	$35,711	$32,084	$(9,499)	$57,626

Earnings per common share (EPS) data:
Basic	$0.60	$0.55	$(0.16)	$0.98

Diluted	$0.59	$0.54	$(0.16)	$0.97

Cash dividends declared per common share outstanding	$0.15	$0.11	$0.26	$0.22

Weighted average number of common shares outstanding used in EPS computation:
Basic number of common shares outstanding	59,356	58,654	59,377	58,585
Diluted number of common shares outstanding	60,049	59,242	59,377	59,042

STERIS Corporation

Consolidated Condensed Balance Sheets

(In thousands)

	September 30, 2010	March 31, 2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$217,403	$214,971
Accounts receivable, net	201,758	214,940
Inventories, net	144,933	121,135
Other current assets	63,515	25,411

Total Current Assets	627,609	576,457

Property, plant, and equipment, net	348,137	346,858
Goodwill and intangible assets, net	308,749	305,311
Other assets	9,911	9,776

Total Assets	$1,294,406	$1,238,402

Liabilities and Equity
Current liabilities:
Accounts payable	$65,492	$66,035
Accrued SYSTEM 1 Rebate Program	109,956	—
Other current liabilities	106,724	131,094

Total Current Liabilities	282,172	197,129

Long-term debt	210,000	210,000
Other liabilities	71,782	76,779
Equity	730,452	754,494

Total Liabilities and Equity	$1,294,406	$1,238,402

STERIS Corporation

Income Reconciliation

(In thousands, except per share data)

The following table presents financial measures which are considered to be “non-GAAP financial measures” under Securities Exchange Commission rules. The Company has referred to results of operations excluding the SYSTEM 1 Rebate Program and related disposal costs to provide meaningful comparative analysis between the periods.

	Three months ended September 30, 2010			Six months ended September 30, 2010
	Results of Operations, excluding Rebate Program	Impact of SYSTEM 1 Rebate Program	As reported	Results of Operations, excluding Rebate Program	Impact of SYSTEM 1 Rebate Program	As reported
	(Unaudited)			(Unaudited)

Revenues	$312,425	$—	$312,425	$603,718	$(102,313)	$501,405
Cost of revenues	177,370	—	177,370	340,593	7,691	348,284

Gross profit	135,055	—	135,055	263,125	(110,004)	153,121
Operating expenses	80,147	—	80,147	161,214	—	161,214

Income (loss) from operations	54,908	—	54,908	101,911	(110,004)	(8,093)
Non-operating expenses, net	2,808	—	2,808	5,653	—	5,653

Income (loss) before income taxes	52,100	—	52,100	96,258	(110,004)	(13,746)
Income tax (benefit) expense	19,093	(2,704)	16,389	35,413	(39,660)	(4,247)

Net income (loss)	$33,007	$2,704	$35,711	$60,845	$(70,344)	$(9,499)

Net income (loss) per common share:
Basic	$0.56	$0.04	$0.60	$1.02	$(1.18)	$(0.16)

Diluted	$0.55	$0.04	$0.59	$1.01	$(1.17)	$(0.16)

Weighted average number of common shares outstanding used in EPS computation:
Basic	59,356		59,356	59,377		59,377
Diluted	60,049		60,049	60,153		59,377

Effective income tax rate	36.6%		31.5%	36.8%		30.9%

STERIS Corporation

Segment Data & Income Analysis

(In thousands)

	Three Months Ended September 30,		Six Months Ended September 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Segment Revenues:

Healthcare	$220,114	$223,006	$426,193	$423,610
SYSTEM 1 Rebate Program	—	—	(102,313)	—

Healthcare, net	220,114	223,006	323,880	423,610
Life Sciences	53,513	54,401	100,127	100,517
STERIS Isomedix Services	37,964	34,735	75,640	70,142

Total Reportable Segments	311,591	312,142	499,647	594,269
Corporate and Other	834	2,087	1,758	3,503

Total Segment Revenues	$312,425	$314,229	$501,405	$597,772

The following table presents financial measures which are considered to be “non-GAAP financial measures” under Securities Exchange Commission rules. The Company has referred to results of operations excluding the SYSTEM 1 Rebate Program and related disposal costs to provide meaningful comparative analysis between the periods.

	Three Months Ended September 30,
	2010			2009
	(Unaudited)			(Unaudited)
	As Reported	SYSTEM 1 Rebate Program	Total	Total As Reported
Segment Operating (Loss) Income Excluding SYSTEM 1 Rebate program:

Healthcare	$38,063	$—	$38,063	$36,366
Life Sciences	9,435	—	9435	8,540
STERIS Isomedix Services	10,024	—	10024	7,401

Total Reportable Segments	57,522	—	57522	52,307
Corporate and Other	(2,614)	—	-2614	(2,242)

Total Operating (Loss) Income	$54,908	$—	$54,908	$50,065

	Six Months Ended September 30,
	2010			2009
	(Unaudited)			(Unaudited)
	As Reported	SYSTEM 1 Rebate Program	Total	Total As Reported
Segment Operating (Loss) Income Excluding SYSTEM 1 Rebate program:

Healthcare	$(39,849)	$(110,004)	$70,155	$68,469
Life Sciences	15,730	—	15730	13,319
STERIS Isomedix Services	20,608	—	20608	15,740

Total Reportable Segments	(3,511)	(110,004)	106493	97,528
Corporate and Other	(4,582)	—	-4582	(4,600)

Total Operating (Loss) Income	$(8,093)	$(110,004)	$101,911	$92,928

STERIS Corporation

Consolidated Condensed Statements of Cash Flows

(In thousands)

	Six Months Ended
	September 30,
	2010	2009
	(Unaudited)	(Unaudited)
Operating Activities:
Net (loss) income	$(9,499)	$57,626
Non-cash items	(7,629)	32,945
Change in Accrued SYSTEM 1 Rebate Program	109,956	—
Changes in operating assets and liabilities	(36,471)	1,837

Net cash provided by operating activities	56,357	92,408

Investing Activities:
Purchases of property, plant, equipment, and intangibles, net	(27,242)	(18,543)
Proceeds from sale of property, plant, equipment and intangibles	192	509

Net cash used in investing activities	(27,050)	(18,034)

Financing Activities:
Repurchases of common shares	(16,627)	(289)
Cash dividends paid to common shareholders	(15,459)	(12,894)
Stock option and other equity transactions, net	3,290	2,102
Tax benefit from stock options exercised	786	463

Net cash used in financing activities	(28,010)	(10,618)
Effect of exchange rate changes on cash and cash equivalents	1,135	5,822

Increase in cash and cash equivalents	2,432	69,578
Cash and cash equivalents at beginning of period	214,971	154,180

Cash and cash equivalents at end of period	$217,403	$223,758

The following table presents a financial measure which is considered to be “non-GAAP financial measures” under Securities Exchange Commission rules. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to fund future growth opportunities, repurchase common shares, and pay cash dividends. STERIS’s calculation of free cash flow may vary from other companies.

	Six Months Ended September 30,
	2010	2009
	(Unaudited)	(Unaudited)
Calculation of Free Cash Flow:

Cash flows from operating activities	$56,357	$92,408
Purchases of property, plant, equipment, and intangibles, net	(27,242)	(18,543)
Proceeds from the sale of property, plant, equipment, and intangibles	192	509

Free Cash Flow	$29,307	$74,374

STERIS Corporation

Unaudited Supplemental Financial Data - Excluding SYSTEM 1 Rebate Program

Second Quarter Fiscal 2011

As of September 30, 2010

	FY 2011	FY 2011	FY 2010	FY 2010
	Q2	YTD	Q2	YTD
Total Company Revenues
Capital	$120,308	$223,560	$119,146	$211,849
Consumables	76,784	153,117	79,989	160,786
Service	115,333	227,041	115,094	225,137

Total Recurring	192,117	380,158	195,083	385,923

Total Revenues	$312,425	603,718	$314,229	$597,772

United States Revenues	$237,953	464,041	$238,292	$462,098
United States Revenues as a % of Total	76%	77%	76%	77%
International Revenues	$74,472	$139,677	$75,937	$135,674
International Revenues as % of Total	24%	23%	24%	23%

	Q2	YTD	Q2	YTD
Segment Data
Healthcare
Revenues
Capital	$101,580	$190,918	$99,737	$176,574
Consumables	60,443	120,925	64,038	130,769
Service	58,091	114,350	59,231	116,267

Total Recurring	118,534	235,275	123,269	247,036

Total Healthcare Revenues	$220,114	$426,193	$223,006	$423,610

Operating Income (Loss)	38,063	70,155	36,366	68,469

Life Sciences
Revenues
Capital	$18,728	$32,642	$19,374	$35,240
Consumables	16,341	32,192	15,951	30,017
Service	18,444	35,293	19,076	35,260

Total Recurring	34,785	67,485	35,027	65,277

Total Life Sciences Revenues	$53,513	$100,127	$54,401	$100,517

Operating Income (Loss)	9,435	15,730	8,540	13,319

Isomedix Services
Revenues	$37,964	$75,640	$34,735	$70,142
Operating Income (Loss)	10,024	20,608	7,401	15,740

Corporate and Other
Revenues	$834	$1,758	$2,087	$3,503
Operating Income (Loss)	(2,614)	(4,582)	(2,242)	(4,600)

	Q2	YTD	Q2	YTD
Other Data
Healthcare Backlog	$154,273	n/a	$129,937	n/a
Life Sciences Backlog	37,952	n/a	46,492	n/a

Total Backlog	$192,225	n/a	$176,429	n/a

Free Cash Flow	$12,021	$29,307	$49,934	$74,374
Net Debt	$(7,403)	$(7,403)	$(13,758)	$(13,758)

This supplemental data is consistent with publicly disclosed information provided in quarterly conference calls, earnings releases and SEC filings, and is subject to all definitions, precautions and limitations contained in those disclosures. Please see the Company’s most recent 10-K for definitions (and reconciliation where appropriate) of backlog, free cash flow and net debt.